Filed pursuant to Rule No. 424(b)(3)
                                                      File Number 333-65578


PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated August 27, 2001)

                               $1,000,000,000
                            CENDANT CORPORATION
                          Zero-Coupon Convertible
                Debentures due 2021 and shares of CD common
              stock issuable upon conversion of the debentures



         This prospectus supplement supplements the prospectus dated August 27, 2001 of Cendant Corporation relating to the sale by certain of our securityholders (including their pledges, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests) of up to $1,000,000,000 aggregate principal amount at maturity of debentures and the shares of CD common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders:


Name                                                 Aggregate                                 Number of
                                                  Principal Amount                            Shares of CD        Percentage of
                                                   at Maturity of         Percentage of       Common Stock         Shares of CD
                                                  Debentures That          Debentures           That May           Common Stock
                                                    May Be Sold            Outstanding         Be Sold(1)         Outstanding(2)

Gaia Offshore Master Fund Ltd . . . . . . .         $10,000,000              1.000%             390,755                 *
JMG Convertible Investments, LP . . . . . .         $15,000,000              1.500%             586,133                 *
Lakeshore International, Ltd. . . . . . . .          $2,000,000                 *                78,151                 *
Merrill Lynch International Limited. . . .          $20,000,000              2.000%             781,510                 *

         Additionally, the following represents updated information regarding the selling securityholders listed in the selling securityholder table in the prospectus:


Name                                                 Aggregate                                 Number of
                                                  Principal Amount                            Shares of CD        Percentage of
                                                   at Maturity of         Percentage of       Common Stock         Shares of CD
                                                  Debentures That          Debentures           That May           Common Stock
                                                    May Be Sold            Outstanding         Be Sold(1)         Outstanding(2)

Goldman Sachs and Company . . . . . . . .           $15,250,000              1.525%             595,901                 *
JMG Triton Offshore Fund, Ltd. . . . . . .          $15,000,000              1.500%             586,133                 *
Normura Securities International, Inc. . .          $96,500,000              9.650%            3,770,786                *
UBS AG London Branch . . . . . . . . . . . .        $35,000,000              3.500%            1,367,643                *

-----------

*        Less than one percent (1%).

(1) Assumes conversion of all of the holder's debentures at a conversion rate of 39.0755 shares of CD common stock per $1,000 principal amount at maturity of the debentures. This conversion rate is subject to adjustment, however, as described under "Description of the Debentures--Conversion Rights". As a result, the number of shares of CD common stock issuable upon conversion of the debentures may increase or decrease in the future. Does not include shares of CD common stock that may be issued by us upon purchase of the debentures by us at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 857,074,916 shares of CD common stock outstanding as of June 30, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of CD common stock issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures. Does not include shares of CD common stock that may be issued by us upon purchase of the debentures by us at the option of the holder.

         Investing in the debentures or shares of CD common stock involves risks that are described in the "Risk Factors" section beginning on page 10 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is October 2, 2001.